Exhibit 4.27.1

LUDWIG ENTERPRISES, INC.

1749 Victorian Avenue Ste C-350

Sparks, Nevada 89431 www.Ludwigent.com

September 30, 2023

AMENDMENT TO CONVERTIBLE PROMISORY NOTE

This 30 of September 2023 I, Carl Rubin, president Homeopathic Partners, Inc. (“Note Holder”) do herein agree to extend the Maturity Date on a Promissory Notes dated November 4, 2021, February 7, 2022, October 1, 2022, and November 1, 2022, with Ludwig Enterprises, Inc.

(LUDG) to April 1, 2024, or from Ludwig Enterprises, Inc.’s SEC S-1 funding whichever shall come first.

In consideration for execution of this extension LUDG will forth with issue Homeopathic Partners, Inc. 650,000 common restricted shares of LUDG stock.

This acceptance may be rescinded should all other LUDG noteholders fail to accept similar terms and conditions.

Note Holder:

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Signature

Carl Rubin, president Homeopathic Partners, Inc.

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Printed Name of Signer